Exhibit 5.1

March 13, 2012

Bionovo, Inc.

5858 Horton Street, Suite 400

Emeryville, California 94608

Re:	Issuance and Sale of 14,231,696 shares of Common Stock and Warrants to purchase Common Stock (including up to 11,485,844 shares of Common Stock issuable from time to time upon exercise of such Warrants)

Ladies and Gentlemen:

We are acting as counsel to Bionovo, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) 14,231,696 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase 11,485,844 shares of Common Stock, in connection with the transactions contemplated by that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated March 12, 2012, between the Company and the investors named in the Securities Purchase Agreement (the “Investors”), pursuant to a Registration Statement on Form S-3 (File No. 333-167466) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus included therein (the “Prospectus”) and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, the Warrants and the Warrant Shares.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.           The Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

2. The Warrants have been duly and validly authorized and upon issuance and delivery in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

3. The Warrant Shares have been duly and validly authorized and, when and if issued and delivered against payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Prospectus Supplement and the Warrants, will be validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by any laws other than the substantive laws of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP